Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Todd Dupee

Vice President & CFO

tdupee@trans-lux.com

212.897.9955

TRANS-LUX REPORTS YEAR END RESULTS

New York, NY (May 13, 2014) – Trans-Lux Corporation (OTC: TNLX) (“Trans-Lux” or the “Company”), a leading supplier of Digital Displays and next generation LED lighting, reported financial results for the year ended December 31, 2013 on May 13, 2014.  Trans-Lux President and Chief Executive Officer J.M. Allain made the announcement.

Year Ended December 31, 2013

Revenues for 2013 totaled $20.9 million, down from $23.0 million for 2012.  Loss from continuing operations for the year of 2013 was $2.5 million (loss of $2.40 per share), compared with a loss of $1.2 million (loss of $1.97 per share) in 2012.  This year’s loss from continuing operations included a $1.1 million benefit for warrant valuation adjustment and a loss of $348,000 on the sale of receivables.  The prior year’s loss from continuing operations included a $4.0 million benefit for warrant valuation adjustment.  The Company had EBITDA of $1.6 million for the year ended December 31, 2013, compared with $3.1 million for 2012.  The Company’s audited consolidated financial statements for the fiscal year ended December 31, 2013, included in the Company’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on May 13, 2014, contained a going concern qualification from its independent registered public accounting firm.

“We are a very different company today than we were just a year ago.  We have an LED Lighting company that is producing revenue and we have a new line of LED displays which is making inroads in markets where we could not compete in the past.  Our pipeline is strong and I believe that 2014 will be a breakout year for us,” said Mr. Allain.  “We continue, however, to be hampered by our cash position.  We are losing deals and profit because of our lack of cash.  Fixing this is a priority for me and the Board of Directors.”

Fourth Quarter 2013

Revenues for the fourth quarter of 2013 totaled $5.8 million, compared with $4.7 million for the fourth quarter of 2012. Trans-Lux recorded a loss from continuing operations for the fourth quarter of 2013 of $618,000 (loss of $0.59 per share), compared to a loss from continuing operations of $653,000 (loss of $0.64 per share) in the fourth quarter of 2012. The 2013 fourth quarter results include a $153,000 benefit for a warrant valuation adjustment and the 2012 fourth quarter results included a $765,000 benefit for a warrant valuation adjustment.

For more information, email info@trans-lux.com or visit www.trans-lux.com.

About Trans-Lux

Trans-Lux Corporation is a leading designer and manufacturer of TL Vision digital video displays and TL Energy LED lighting solutions for the financial, sports and entertainment, gaming, education, government, and commercial markets. With a comprehensive offering of LED Large Screen Systems, LCD Flat Panel Displays, Data Walls and scoreboards (marketed under Fair-Play by Trans-Lux), Trans-Lux delivers comprehensive video display solutions for any size venue’s indoor and outdoor display needs. TL Energy enables organizations to greatly reduce energy related costs with green lighting solutions. For more information please visit .

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements such as “will,” “believe,” “are projected to be” and similar expressions are statements regarding future events or the future performance of Trans-Lux Corporation, and include statements regarding projected operating results. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements.

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	TRANS-LUX CORPORATION

	RESULTS OF OPERATIONS
	(Unaudited)

	THREE MONTHS ENDED		YEARS ENDED
	DECEMBER 31		DECEMBER 31

(In thousands, except per share data)	2013	2012	2013	2012

Revenues	$ 5,820	$ 4,659	$ 20,907	$ 23,021

Loss from continuing operations	$ (618)	$ (653)	$ (2,500)	$ (1,218)
(Loss) income from discontinued operations	(392)	23	631	(147)
Net loss	$ (1,010)	$ (630)	$ (1,869)	$ (1,365)

Calculation of EBITDA (1):
Net loss from continuing operations	$ (618)	$ (653)	$ (2,500)	$ (1,218)
Interest expense, net	235	113	333	297
Income tax (benefit) expense	(394)	91	(370)	112
Depreciation and amortization	824	1,002	3,538	4,104
Total EBITDA from continuing operations	47	553	1,001	3,295
Effect of discontinued operations	(392)	23	631	(147)
Total EBITDA	$ (345)	$ 576	$ 1,632	$ 3,148

Loss per share - basic and diluted
Continuing operations	$ (0.59)	$ (0.64)	$ (2.40)	$ (1.97)
Discontinued operations	(0.37)	0.02	0.61	(0.24)
Total loss per share	$ (0.96)	$ (0.62)	$ (1.79)	$ (2.21)

Average common shares outstanding - basic and diluted	1,047	1,020	1,042	618

(1)    EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization.  EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  However,

        EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity.  The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.